EXHIBIT 99.1

Bion Proposes Alternative Approach to Chesapeake Bay TMDL Nitrogen Compliance: Projected Cost Savings of 50% to 95% for Pennsylvania Ratepayers

June 8, 2012. New York, New York. Bion Environmental Technologies, Inc. (OTC BB/QB: BNET) announced today that on Friday, June 1, the Company proposed to the Pennsylvania Nutrient Trading Stakeholder Group an alternative to the current strategy of sector-allocated nitrogen reductions to meet EPA Total Maximum Daily Load (TMDL) requirements. Based on the recent RTI International analysis, Nutrient Credit Trading for the Chesapeake Bay: An Economic Study, prepared for the Chesapeake Bay Commission, Bion projects that a nitrogen procurement program, using a competitive bidding approach, would reduce PA’s Chesapeake Bay TMDL nitrogen compliance costs between 50% and 95% of current estimated costs.

The existing compliance approach of allocating new TMDL nitrogen requirements among sectors that are currently regulated under the Clean Water Act (e.g. municipal point source – wastewater, municipal storm water, etc.) is outdated, scientifically flawed and economically unsustainable. Consider that:

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Nitrogen is the primary TMDL cost driver and it is highly-mobile once released into the environment through either air- or water-borne pathways.

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The primary source of nitrogen in the Bay is upstream agriculture and livestock – which also represent the lowest-cost opportunity to reduce nitrogen.

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Yet the existing regulatory approach continues to focus the vast majority of resources on downstream regulated sectors, such as municipal wastewater and storm water, which represent some of the highest-cost nitrogen solutions.

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The waste water industry is already at a high nitrogen removal rate; further mandated nitrogen reductions are prohibitively expensive, economically unsustainable and cannot provide the reductions necessary to meet the nitrogen TMDL requirements.

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Atmospheric deposition of ammonia from livestock waste releases a high volume of nitrogen into the watershed in a very dilute form (presently accounted for primarily in storm water and forest inventories – not in the agricultural inventory where they originate); ‘slotting’ that nitrogen into these alternative downstream sector allocations, without regard for its source, places a multiplier effect on nitrogen TMDL compliance costs.

The National Association of Clean Water Agencies (NACWA) released the report, Controlling Nutrient Loadings to U.S. Waterways: An Urban Perspective, in March 2012. The Foreword of the report begins, “Nutrient pollution in our waterways is perhaps the greatest water quality challenge facing America today. It is a challenge that will require all contributors to the problem to solve it…The municipal wastewater and drinking water community will continue to do its part in addressing the nutrient challenge through cost effective treatment approaches. But without serious action from the agricultural sector, the problem of nutrient contamination will not be solved.”

A critical component of Bion’s proposed competitive procurement process is the establishment of a nitrogen credit standard.  That initial step was taken by the Pennsylvania Infrastructure Investment Authority (PennVest or PV) when it recently required that nitrogen reductions (credits) needed to be ‘verified’ (by PA Department of Environmental Protection - DEP) to be included in the PV credit auction program. This action standardized nitrogen reductions so that they are all equal – whether originating from regulated or unregulated, point- or non-point, public or private sources – these verified credits are a standardized commodity. Bion’s proposal will enable the states to use this commodity to achieve competitive pricing for the benefit of the tax and rate payers.

Bion has proposed a transparent, voluntary, competitively-bid procurement process for credits using a request for proposal (RFP) format to achieve the mandated TMDL nitrogen requirements. The RFP would be managed by PennVest and would seek to purchase long term verified nitrogen reductions (10 to 20 years) for future delivery.  Long term purchase agreements will enable the long term financial off-take agreements required to secure competitively-priced project debt financing and will provide pricing certainty to enable credit purchasers to make long term planning decisions. All public and private, regulated and unregulated, point and non-point sources would be eligible to bid to provide verified nitrogen reductions.

Bion’s proposal includes a proposed source of funding to meet the PA Watershed Improvement Plan’s 25M pound nitrogen reduction mandate from the agricultural sector, which is presently unfunded.  A transfer payment would be made from water districts statewide which would be assessed to each dwelling unit to finance the cost of nitrogen TMDL compliance statewide. This transfer payment would enable watersheds statewide to meet their existing and future nitrogen TMDL requirements in a much more cost effective manner.

When compared to data from the RTI International study, onsite agricultural reductions that cost in the range of $8 to $14 per pound annually would reduce overall TMDL costs between 50% and 95%. Initial reductions would be at the higher end of the range since the first projects would be chosen for economic efficiency and the offsets would be against the most costly reductions, such as storm water.  Bion’s program would enable tax and rate payers to purchase a result – verified nitrogen reductions – with the private sector credit provider assuming the technology and performance risk, rather than the present approach which calls for the public to underwrite those risks. It would enable existing grant funds to be focused on assisting small agricultural producers to achieve their baseline rather than being used to fund technologies which place the public sector in the position of using public funding to pick winners and losers. Government’s role is to provide a transparent procurement process to achieve the low cost commodity purchase and not to attempt to compete with the private sector in venture capital investments with the public assuming the associated risks.

Besides being the low cost solution to the state’s Chesapeake Bay TMDL requirements, remediating excess nitrogen at its upstream agricultural sources provides significant additional benefits to local communities, resulting in improvements to both quality of life and public health.  The adoption of environmental technologies to reduce environmental impacts from agriculture would result in significant economic development in rural communities and the addition of permanent skilled and semi-skilled jobs. The installation of onsite waste treatment technology at Kreider Farms has resulted in an increase in purchases, including direct employment, of $20M annually to PA’s economy. The reduction of nutrient impacts on local waters will ultimately provide PA and its communities with a significant reduction of future local drinking water costs, as nitrate levels in drinking water sources will be significantly reduced. The combination of reduced TMDL compliance costs, quality of life and public health benefits to local communities, future savings on drinking water treatment costs, coupled with increased rural economic development, provide a compelling argument for a new broader approach to Chesapeake Bay TMDL nitrogen compliance.

Bion’s proposal is consistent with Pennsylvania’s overall approach of enabling / partnering with the private sector to achieve more cost effective delivery of goods and services to its citizens. Bion believes its proposal will enable the Chesapeake Bay states to avoid the potential of default due to unsustainable compliance costs by providing an economically sustainable TMDL nitrogen solution. Lastly, Bion believes its proposal provides a framework for interstate trading within the Chesapeake Bay watershed as well as other major watersheds such as the Mississippi River and Great Lakes Basin.

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Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy.

Bion recently installed its next-generation dairy waste treatment system at Kreider Dairy Farms, a 1,200 cow dairy facility in Lancaster County, Pennsylvania.  The system was installed to reduce ammonia emissions and nitrogen and phosphorus discharges, as well as greenhouse gases, odors, pathogens and other pollutants that impact both the Chesapeake Bay and local waters.  For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct